                                                                     EXHIBIT 4.4

                               CORDIS CORPORATION

                        NON-QUALIFIED STOCK OPTION PLAN

1.  PURPOSE.

     The purpose of this Non-Qualified Stock Option Plan (the "Plan") is to further the interest of the Company and its shareholders by providing incentives in the form of stock option grants to key employees who contribute materially to the success and profitability of the Company. The grants will recognize and reward outstanding individual performances and contributions and will give such persons a proprietary interest in the Company, thus enhancing their personal interest in the Company and its subsidiaries in attracting and retaining key persons. The options granted under this Plan will be nonstatutory options taxed under Section 83 of the Internal Revenue Code of 1986, as amended.

2.  DEFINITIONS.

     The following definitions shall apply to this Plan:

     (a) "Board" means the Board of Directors of the Company.

     (b) "Code" means the Internal Revenue Code of 1986, as amended.

     (c) "Compensation Committee" means the Compensation Committee of the Board of Directors.

     (d) "Common Stock" means the Common Stock, par value $1.00 per share of the Company or such other class of shares or securities as to which the Plan may be applicable pursuant to Section 10 herein.

     (e) "Company" means Cordis Corporation.

     (f) "Date of Grant" means the date on which the Board grants an Option.

     (g) "Employee" means any person employed on an hourly or salaried basis by the Company or any parent or subsidiary of the Company that now exists or hereafter is organized or acquired by or acquires the Company.

     (h) "Fair Market Price" shall mean the quoted market price of the Common Stock of the Corporation, which shall, unless otherwise determined by the Board, be the closing price as reported by NASDAQ Over-the-Counter National Market System or the last reported sale price prior to the date as of which such market price is being determined.

     (i) "Option" means a stock option granted pursuant to the Plan.

     (j) "Optionee" means an Employee who receives an Option.

     (k) "Plan" means the Cordis Corporation Non-Qualified Stock Option Plan.

     (l) "Share" means the Common Stock, as adjusted in accordance with Section 10 of the Plan.

     (m) "Subsidiary" means any corporation 80% or more of the voting securities of which are owned directly or indirectly by the Company at any time during the existence of this Plan.

3.  ADMINISTRATION.

     This Plan will be administered by the Compensation Committee ("Committee"), the members of which shall be disinterested persons within the meaning of rule 16b-3 under the Securities Exchange Act of 1934 ("1934 Act").

     The Committee has the exclusive power to select the participants in this Plan, to establish the terms of the Options granted to each participant, and to make all other determinations necessary or advisable under the Plan. The Committee has the sole and absolute discretion to determine whether the performance of an eligible

Employee warrants an award under this Plan, and to determine the amount of the award. The Committee has full and exclusive power to construe and interpret this Plan, to prescribe, amend, and rescind rules and regulations relating to this Plan, and to take all actions necessary or advisable for the Plan's administration. Any such determination made by the Committee will be final and binding on all persons. A member of the Committee will not be liable for performing any act or making any determination in good faith.

4.  SHARES SUBJECT TO OPTION.

     Subject to adjustments as provided for by Section 10 of the Plan, the maximum aggregate number of Shares that may be optioned and sold under the Plan shall be 2,625,000. Such Shares may be authorized, but unissued, or may be treasury shares. If an Option should expire or become unexercisable for any reason without having been exercised in full, the unpurchased Shares that were subject to the Option shall, unless the Plan has then terminated, be available for other Options under the Plan.

5.  PARTICIPANTS.

     (a) Eligible Employee. Each officer and key Employee, as the Board in its sole discretion designates, is eligible to participate in this Plan. The Committee's award of an Option to a participant in any year does not require the Committee to award an Option to that participant in any other year. Furthermore, the Committee may award different Options to different participants. The Committee may consider such factors as it deems pertinent in selecting participants and in determining the amount of their Options including, without limitations, (i) the financial condition of the Company or its Subsidiaries;
(ii) expected profits for the current or future years; (iii) the contributions of a prospective participant to the profitability and success of the Company or its Subsidiaries; and (iv) the adequacy of the prospective participant's other compensation. Participants may include persons to whom stock, stock options, stock appreciation rights, or other benefits previously were granted under this or another plan of the Company or any Subsidiary, whether or not the previously granted benefits have been fully exercised.

     (b) No Right of Employment. An Optionee's right, if any, to continue to serve the Company and its Subsidiaries as an officer, Employee, Director or otherwise will not be enlarged or otherwise affected by his designation as a participant under this Plan, and such designation will not in any way restrict the right of the Company or any Subsidiary, as the case may be, to terminate at any time the employment of any participant.

6.  OPTION REQUIREMENTS.

     Each Option granted under this Plan shall satisfy the following requirements:

     (a) Written Option. An Option shall be evidenced by a written instrument specifying (i) the number of Shares that may be purchased by its exercise, and
(ii) such terms and conditions as may be consistent with the Plan as the Committee shall determine.

     (b) Exercise Price. The exercise price of each Share subject to the Option shall be equal to or greater than the Fair Market Value of the Share on the Option's Date of Grant.

     (c) Duration of Option. Each Option will expire on the tenth anniversary of its Date of Grant or at such earlier date as is set by the Committee in establishing the terms of the grant for the Option. If an Optionee's employment with the Company terminates before the expiration date for an Option, the Options owned by such Optionee shall expire on the earlier of the dates stated in this subsection or the date stated in subsections (d), (e), (f) or (g) below.

     (d) Death. In the case of the death of an Optionee, the Option shall expire on the one-year anniversary of the Optionee's death, or if earlier, the date specified in subsection (c) above. During the one-year period following the Optionee's death, the Option may be exercised to the extent it could have been exercised at the time the Optionee died, subject to any adjustments under
Section 10 herein.

     (e) Disability. In the case of the disability of an Optionee and a resulting termination of employment with the Company, the Option shall expire on the one-year anniversary date of the Optionee's last day of employment, or, if earlier, the date specified in subsection (c) above. For purposes of this subsection, an Optionee will be considered disabled if he is totally and permanently disabled within the meaning of Code Section 105(d)(4). During the one-year period following the Optionee's termination of employment by reason of disability, the Option may be exercised as to the number of Shares for which it could have been exercised at the time the Optionee became disabled, subject to any adjustments under Section 10 herein.

     (f) Retirement. If the Optionee's service terminates by reason of normal retirement under the Cordis Corporation Retirement Plan, the Option will expire ninety days after the last day of employment, or, if earlier, on the date specified in subsection (c) above. During the ninety day period following the Optionee's retirement as described in this subsection, the Option may be exercised as to the number of Shares for which the Option could have been exercised on the retirement date, subject to any adjustment under Section 10 herein.

     (g) Termination of Services. If the Optionee ceases employment for any reason other than death, disability or retirement of the Optionee (as described above), all Options held by the Optionee shall remain exercisable for a period of three months from the date of cessation of employment to the extent it was exercisable at the time of cessation of employment, and thereafter all such options shall terminate together with all rights hereunder, to the extent not previously exercised. Notwithstanding the provisions of this paragraph, however, if the Optionee shall be discharged for cause (which shall be defined as participation in conduct during employment consisting of fraud, felony, willful misconduct or commission of any act which causes or may reasonably be expected to cause substantial damage to the Company) each Option to the extent not previously exercised shall terminate at once.

     (h) Change of Control. If the Company undergoes a change of control as defined in this subsection, all Options outstanding on the date of the change in control shall be 100% vested, notwithstanding the requirements of subsection (j) below. For this purpose, a "change of control" means the following:

          (i) The acquisition by any person of direct or indirect beneficial ownership of the Company's outstanding voting securities in a quantity sufficient to cause a change in the composition of the Company's Board of Directors. For purposes of this provision, the term "person" means any group, corporation, partnership, association, trust (other than any trust holding stock for the account of Employees of the Company pursuant to any stock purchase, ownership or employee benefit plan of the Company), business entity, estate, or natural person, and "beneficial ownership" means the direct or indirect power to vote or to direct the voting of the security or the direct or indirect power to dispose or direct the disposition of the security.

          (ii) Completion of a tender offer or exchange offer for and acquisition of 50% or more of the voting securities of the Company that is required to be reported by the offeror to the Securities and Exchange Commission pursuant to Section 14(d) of the Securities Exchange Act of 1934 and the regulations promulgated thereunder.

          (iii) The merger or consolidation of the Company with or into another corporation, other than a wholly-owned subsidiary of the Company, or to transfer all or substantially all of the assets of the Company, other than to a wholly-owned subsidiary of the Company.

     (i) Conditions Required for Exercise. Options granted under this Plan shall be exercisable only to the extent they are vested as described in subsection (j) below. In addition, each Option issued under the Plan is exercisable only if the issuance of Shares pursuant to the exercise would be in compliance with applicable securities laws, as contemplated by Section 8 of the Plan.

     (j) Vesting of Option. Options granted under the Plan shall not vest, in whole or in part, until one year after the date of grant. Unless otherwise provided by the Board on the grant of an Option, an Optionee's interest in the Option shall be thereafter fully vested one year from the date of the grant. To the extent an Option is either unexercisable or unexercised, the unexercised portion shall accumulate until the Option both becomes exercisable and is exercised, until the expiration date of the Option. The Committee may accelerate the vesting of any Option at any time including, if applicable, after termination of the Optionee's employment by reason of death, disability, retirement, or termination of employment.

     (k) Other Benefits. Each grant of an Option may be accompanied by the grant of any other benefit chosen by the Committee so long as the benefit is not inconsistent with the terms of this Plan.

7.  METHOD OF EXERCISE.

     An Option granted under this Plan shall be deemed exercised when the person entitled to exercise the Option (a) delivers written notice to the Secretary of the Company of the decision to exercise, (b) concurrently tenders to the Company full payment for the Shares to be purchased pursuant to the exercise, and (c) complies with such other reasonable requirements as the Board or Committee establishes pursuant to Section 8 of the Plan. Payment for Shares with respect to which an Option is exercised may be made in cash or check. No person will have the rights of a shareholder with respect to Shares subject to an Option granted under this Plan until a certificate or certificates for the Shares have been delivered to him.

     An Option granted under this Plan may be exercised in increments of not less than 100 shares, or, if less, the full number of Shares remaining subject to the Option. A partial exercise of an Option will not affect the holder's right to exercise the Option from time-to-time in accordance with this Plan as to the remaining Shares subject to the Option.

8.  TAXES; COMPLIANCE WITH LAW; APPROVAL OF REGULATORY BODIES.

     The Company, if necessary or desirable, may pay or withhold the amount of any tax attributable to any Shares deliverable under this Plan, and the Company may defer making delivery or payment until it is indemnified to its satisfaction for that tax. Options are exercisable, and Shares can be delivered under this Plan, only in compliance with all applicable federal and state laws and regulations, including without limitation, state and federal securities laws, and the rules of all stock exchanges on which the Company's stock is listed at any time. An Option is exercisable only if either (a) a registration statement pertaining to the Shares to be issued upon exercise of the Option has been filed with and declared effective by the Securities and Exchange Commission and remains effective on the date of exercise, or (b) an exemption from the registration requirements of applicable securities laws is available. This Plan does not require the Company, however, to file such a registration statement or to assure the availability of such exemptions. Any certificate issued to evidence Shares issued under the Plan may bear such legends and statements, and shall be subject to such transfer restrictions, as the Board or Committee deems advisable to assure compliance with federal and state laws and regulations and with the requirements of this Section. Each Option may not be exercised, and Shares may not be issued under this Plan, until the Company has obtained the consent or approval of every regulatory body, federal or state, having jurisdiction over such matters as the Board deems advisable.

     Each person who acquires the right to exercise an Option by bequest or inheritance may be required by the Committee to furnish reasonable evidence of ownership of the Option as a condition to his exercise of the Option. In addition, the Committee may require such consents and releases of taxing authorities as the Committee deems advisable.

9.  ASSIGNABILITY.

     An Option granted under this Plan is not transferable except by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986. During the lifetime of an Optionee, his Options are exercisable only by him or by a transferee pursuant to a qualified domestic relations order.

10.  ADJUSTMENT UPON CHANGE OF SHARES.

     If a reorganization, merger, consolidation, reclassification, recapitalization, combination or exchange of shares, stock split, stock dividend, rights offering, or other expansion or contraction of the Common Stock of the Company occurs, the number and class of Shares for which Options are authorized to be granted under this Plan, the number and class of Shares then subject to Options previously granted under this Plan, and the price per Share payable upon exercise of each Option outstanding under this Plan shall be equitably adjusted by the Board to reflect such changes. To the extent deemed equitable and appropriate by the Board, subject to any required action by stockholders, in any merger, consolidation, reorganization, liquidation or dissolution, any Option granted under the Plan shall pertain to the securities and other property to which a holder of the number of Shares of stock covered by the Option would have been entitled to receive in connection with such event.

11.  LIABILITY OF THE COMPANY.

     The Company, its parent and any Subsidiary that is in existence or hereafter comes into existence, shall not be liable to any person for any tax consequences expected but not realized by an Optionee or other person due to the exercise of an Option.

12.  AMENDMENT AND TERMINATION OF PLAN.

     The Board may alter, amend, or terminate this Plan from time to time without approval of the shareholders. Any amendment that alters the terms or provision of an Option granted before the amendment (unless the alteration is expressly permitted under this Plan) will be effective only with the consent of the Optionee to whom the Option was granted or the holder currently entitled to exercise it.

13.  EXPENSES OF PLAN.

     The Company shall bear the expenses of administering the Plan.

14.  DURATION OF PLAN

     Options may be granted under this Plan only during the 10 years immediately following the effective date of this Plan.

15.  APPLICABLE LAW.

     The validity, interpretation, and enforcement of this Plan are governed in all respects by the laws of the State of Florida and the United States of America.

16.  COMPLIANCE WITH RULE 16B-3.

     With respect to participants who are subject to Section 16 of the Securities Exchange Act of 1934, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under
Section 16. Any provision of this Plan which does not comply with an applicable condition of the rule shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

17.  EFFECTIVE DATE.

     The effective date of this Plan shall be the date on which the Board adopts the Plan.

Adopted by the Board of Directors
on August 31, 1987.

Amended by the Board of Directors
on April 5, 1988, June 29, 1989,
June 5, 1990, August 25, 1992 and
August 23, 1994